Exhibit 10.1

United Stationers Inc. Summary of Board of Directors Compensation

Following is a summary of the forms and levels of compensation to be provided to Directors effective Sept 1, 2005.

Director Compensation Component	Amount

Annual Retainer	$60,000 annual rate

Board Meeting Fees
• In person	$4,000 per meeting
• Telephonic	$1,000 per meeting

Committee Meeting Fees
• Held in connection with a Board meeting
• All Telephonic meetings

- Audit Committee Chairman	$2,500 per meeting
- Other Committee Chairmen	$1,000 per meeting
- Other non-employee directors	$500 per meeting

• In-person meeting not held in connection with a Board meeting

- Audit Committee Chairman	$2,500 per meeting
- Other Committee Chairmen	$1,500 per meeting
- Other non-employee directors	$1,000 per meeting

Equity Compensation
• Chairman of the Board	Approximately $85,000
• Other non-employee directors	Approximately $75,000

Reimbursement	Reasonable travel-related expenses